Exhibit 99.1

XL Capital Ltd XL House
One Bermudiana Road
Hamilton HM08

P. O. Box HM 2245
Hamilton HM JX
Bermuda

Phone: (441) 292-8515
Fax: (441) 292-5280
Press Release

Contact:	David R. Radulski	Carol A. Parker Trott
	Investor Relations	Media Relations
	(441) 294-7460	(441) 294-7290

XL CAPITAL LTD ANNOUNCES THIRD QUARTER 2009 RESULTS

•	Book value per ordinary share increased by 26% to $23.84 at September 30, 2009
•	P&C operations combined ratio of 93.2%
•	Total shareholders’ equity of $9.2 billion, up from $7.5 billion
•	Operating income1 of $306.4 million, or $0.89 per ordinary share
•	Net loss of $11.4 million, or $0.03 per ordinary share, primarily due to $310.8 million of after-tax net realized losses on investments

HAMILTON, BERMUDA – October 28, 2009 – XL Capital Ltd (“XL” or the “Company”) (NYSE: XL) today reported its third quarter 2009 results.

Commenting on the Company’s performance, Chief Executive Officer, Mike McGavick, said:

”Solid underwriting and careful expense management, combined with our prudent reserving practices, provided a healthy combined ratio of 93.2% from P&C operations.  For the quarter, we have recorded a 26% increase in book value per ordinary share to $23.84 and a 30% increase in tangible book value per ordinary share to $21.36.  Total shareholders’ equity increased from $7.5 billion to $9.2 billion in the quarter.

“These are encouraging numbers but clearly there are areas for continued improvement.  For instance, gross premiums written for our P&C operations were 16.6% lower than the prior

1  Defined as net income (loss) available to ordinary shareholders excluding net realized gains and losses on investments, goodwill impairment charges, net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax,  for the Company and its share of these items for the Company’s insurance company affiliates for the periods presented and charges in respect of guarantees relating to subsidiaries of Syncora Holdings Ltd. (“Syncora”), as well as the gain recognized on the repurchase of the Company’s Series C preference ordinary shares.  “Operating income” and “annualized return on ordinary shareholders’ equity based on operating income” are non-GAAP measures.  See the schedule entitled “Reconciliation” at the end of this release for a reconciliation of “operating income” to net income (loss) available to ordinary shareholders.

year quarter.  Although on target with our current guidance for the year, continuing this recovery means we must remain vigilant in the face of challenging pricing conditions.

“Pressures from the current economic environment and where we are in the underwriting cycle have not deterred us from seeking the right price regardless of the impact on top line.  We will continue to do so.

“The other area for improvement remains the investment portfolio.  While XL had strong operating income in the quarter of $306.4 million, or $0.89 per ordinary share, that strong operating performance was offset by our recognition of $310.8 million in after-tax net realized losses related principally to other than temporary impairments.  Although this charge resulted in a net loss available to ordinary shareholders of $11.4 million or $0.03 per ordinary share, we remain committed to an investment portfolio more properly suited to a P&C company, and have made significant strides over the past year to de-risk our portfolio in pursuit of that goal.

“On the positive side, our portfolio marks improved by $1.4 billion during the third quarter, and 54% of the $34.0 billion portfolio was in cash, government, government-related or government-supported securities at the end of the third quarter.  Given the increased stability in the capital markets, we have selectively redeployed some of our cash and proceeds from sales and maturities into high quality assets, achieving new money yields of 3.9%.

He concluded:  “Overall we are pleased with the third quarter.  Our operating results indicate what our clients and brokers have already clearly concluded – XL is delivering for our customers and, on an operating basis, for shareholders.  As we approach the January renewal season, XL is fully focused on serving the needs of our customers, delivering value to our shareholders and emerging as the best P&C (re)insurer wherever we choose to compete.”

Three Months Ended September 30
(US Dollars in thousands except per share amounts)
				(Per Share -Diluted)
	2009	2008	Change	2009	2008	Change

Net loss available to ordinary shareholders	($11,402)	($1,649,024)	NM	($0.03)	($6.04)	NM

Operating income2	306,409	107,765	184%	0.89	0.39	128%

The Company incurred a net loss available to ordinary shareholders for the third quarter of $11.4 million, or $0.03 per ordinary share, compared to a net loss available to ordinary shareholders of $1,649.0 million, or $6.04 per ordinary share for the third quarter of 2008.  Operating income was $306.4 million, or $0.89 per ordinary share, compared to $107.8 million, or $0.39 per ordinary share in the third quarter of 2008.

The significant improvement in the net loss available to ordinary shareholders from the prior year quarter is primarily due to a charge of $1.4 billion in the prior year quarter related to the transaction closed on August 5, 2008 with Syncora Holdings Ltd. (formerly Security Capital Assurance Ltd) and certain of its subsidiaries.  Also contributing to the improvement was an increase in operating income of $198.6 million primarily due to an increase of $183.7 million from the underwriting contribution of XL’s P&C operations and an increase of $97.2 million in the net income from investment affiliates.  These were partially offset by a decrease in investment income of $109.1 million compared to the third quarter of 2008.

Net investment income for the quarter was $327.1 million compared to $436.3 million in the prior year quarter. Net investment income from P&C operations, excluding investment income from structured products, decreased 27.7% from the prior year quarter to $211.8 million.  This decrease was primarily due to lower investment yields, driven by both the impact of lower US LIBOR rates on floating rate structured credit assets, and higher allocations to lower yielding US Treasuries, Agencies and cash as a result of continued de-risking activities.

Pre-tax net realized investment losses for the quarter were $325.5 million compared to a loss of $292.9 million in the third quarter of 2008. The loss for the third quarter of 2009 included other than temporary impairments, net of non-credit impairments, totaling $321.7 million, and realized losses on securities sales of $3.8 million.  The other than temporary impairments in the quarter arose primarily from impairments of corporate securities, principally certain European medium term notes, combined with below investment grade structured securities.

The annualized return on ordinary shareholders’ equity, based on operating income, was 16.7% for the quarter as compared to 5.8% in the prior year quarter.

For the first nine months of 2009, the Company produced net income of $246.9 million or $0.73 per ordinary share, compared to a net loss of $1.2 billion or $5.70 loss per ordinary share, for the prior year period.  Operating income was $681.5 million or $2.00 per ordinary share, compared to $650.8 million or $3.09 per ordinary share in the prior year period.  The annualized return on ordinary shareholders’ equity, based on operating income, was 13.7% for the first nine months of 2009 compared to 10.8% in the prior year period.

P&C Operations

Three Months Ended September 30
(US Dollars in thousands)
	2009	2008
Gross Premiums Written	$1,584,209	$1,899,975
Net Premiums Written	1,195,119	1,257,914
Net Premiums Earned	1,293,879	1,525,023
Underwriting Income (Loss)	88,279	(95,392)
Loss Ratio	63.2%	79.3%
Expense Ratio	30.0%	27.0%
Combined Ratio	93.2%	106.3%

•
P&C gross and net premiums written declined from the prior year quarter primarily due to planned reductions in long-term agreements, strengthening of the US dollar compared to the third quarter of 2008, lower insured values reflecting macroeconomic conditions and planned reductions in several targeted areas.  Also impacting the decline was XL’s focus on rate achievement in a competitive environment.

•	P&C net premiums earned included $905.4 million from the Insurance segment and $388.5 million from the Reinsurance segment.

•
The loss ratio for the quarter was 63.2% compared to 79.3% for the third quarter of 2008.  Included in the current quarter loss ratio was prior year favorable development of $74.3 million compared to $92.8 million in the third quarter of 2008.

•
The third quarter 2009 loss ratio had catastrophe losses, net of reinsurance recoveries and reinstatement premiums, of $30.8 million compared to the $208.5 million in the third quarter of 2008, which included Hurricanes Gustav and Ike.

•
The expense ratio during the quarter included charges of approximately $7.6 million related to the Company’s previously announced cost reduction efforts, of which $6.5 million and $1.1 million related to the Insurance and Reinsurance segments, respectively.  In the prior year quarter there was also a restructuring charge of $17.3 million.  The third quarter 2009 expense ratio also included increased acquisition costs primarily as a result of changes in the mix of business and higher profit-related commissions.

•
The P&C combined ratio for the quarter was 93.2% compared to 106.3% for the quarter ended September 30, 2008.  Excluding the charges for the cost reduction initiatives, the current quarter combined ratio would have been 92.6%.

Capital Position

Book value per ordinary share was $23.84 as compared to $18.89 at June 30, 2009.

Net unrealized losses on investments, net of tax, were $1.5 billion at September 30, 2009 compared with net unrealized losses, net of tax of $3.2 billion at June 30, 2009. The decrease in net unrealized losses for the quarter in the Company’s P&C operations was substantially due to the tightening of credit spreads on both corporate and structured credit assets, and from the impact of decreases in US Government interest rates.  The decrease in net unrealized losses in the Company’s Life operations was a result of tightening credit spreads in Sterling and Euro corporate securities, particularly hybrid corporate financials, and the effect of decreases in interest rates.

Further details of the results for the quarter and of the Company’s fixed income investment portfolio may be found in the Company’s Financial Supplement and Fixed Income Portfolio Data Supplement, respectively.  These documents are both dated October 28, 2009 and are available from the Investor Relations section of the XL Capital website.

The Company will host a conference call to discuss its Third Quarter results on Wednesday, October 28, 2009 at 5:00 p.m. Eastern time. The conference call can be accessed through a listen-only dial-in number or through a live webcast. To listen to the conference call, please dial (866) 617-1526 or (210) 795-0624, passcode: ‘xl global’. The webcast will be available at www.xlcapital.com and will be archived on XL’s website from approximately 8:00 p.m. Eastern Time on October 28, 2009, through midnight Eastern Time on November 27, 2009. A telephone replay of the conference call will also be available beginning at 8:00 p.m. Eastern Time on October 28, 2009, until midnight Eastern Time on  November 27, 2009, by dialing (800) 337-5619 or (402) 220-9652, passcode: ‘xl global’.

This press release contains forward-looking statements. Statements that are not historical facts, including statements about XL's beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates, and expectations, all of which involve risk and uncertainty. Actual results may differ materially from those included in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements includes (a) changes in ratings, rating agency policies or practices; (b) greater frequency or severity of claims and loss activity than XL's underwriting, reserving or investment practices anticipate based on historical experience or industry data; (c) trends in rates for property and casualty insurance and reinsurance; (d) other changes in general economic conditions, including the effects of inflation and changes in interest rates, credit spreads, foreign currency exchange rates and other factors; (e) developments, including uncertainties related to the depth and duration of the current recession, and future volatility in the world's credit, financial and capital markets that adversely affect the performance and valuation of XL's investments or access to such markets; (f) the potential for changes to methodologies, estimations and assumptions that underlie the valuation of the Company's financial instruments that could result in changes to investment valuations; (g) changes to the Company's assumptions as to whether it has the ability and intent to hold available-for-sale securities to recovery; (h) the potential effects of domestic and foreign regulatory developments, including those which could impact the financial markets or increase XL's business costs and required capital levels; (i) the ability of XL's subsidiaries to pay dividends to the Company; (j) changes in the size of XL's claims relating to natural catastrophe losses due to the preliminary nature of some reports and estimates of loss and damage to date; and (k) the other factors set forth in XL's reports on Form 10-K, Form 10-Q, and other documents on file with the Securities and Exchange Commission, as well as management's response to any of the aforementioned factors.  XL undertakes no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future developments or otherwise.

# # #

XL CAPITAL LTD
SUMMARY CONSOLIDATED FINANCIAL DATA
(U.S. dollars in thousands)
	Three Months Ended September 30 (Unaudited)		Nine Months Ended September 30 (Unaudited)
Income Statement Data:	2009	2008	2009	2008
Revenues: Gross premiums written :
- P&C operations	$1,584,209	$1,899,975	$4,963,627	$6,387,100
- Life operations	156,870	156,148	442,693	552,357
Net premiums written : - P&C operations	1,195,119	1,257,914	3,778,708	4,753,934
- Life operations	146,941	145,741	409,200	520,887
Net premiums earned : - P&C operations	1,293,879	1,525,023	3,897,315	4,586,590
- Life operations	151,840	169,608	429,625	502,125

Net investment income	327,145	436,281	1,003,459	1,375,862
Net realized (losses) gains on investments	(325,520)	(292,903)	(657,887)	(393,114)
Net realized and unrealized (losses) gains on derivative instruments	(9,133)	(58,454)	(9,571)	(5,648)
Net income (loss) from investment affiliates	42,288	(54,886)	52,481	(63,522)
Fee income and other	5,331	19,132	27,285	40,219
Total revenues	$1,485,830	$1,743,801	$4,742,707	$6,042,512
Expenses: Net losses and loss expenses incurred	$818,238	$1,209,565	$2,388,149	$3,149,043
Claims and policy benefits	185,067	199,861	517,614	605,885
Acquisition costs	212,846	216,879	654,337	729,413
Operating expenses	230,908	319,432	763,514	881,554
Exchange (gains) losses	(16,843)	(139,467)	103,754	(63,786)
Extinguishment of debt	-	22,527	-	22,527
Interest expense	53,469	78,000	169,008	267,553
Amortization of intangible assets	465	1,386	1,394	2,226
Total expenses	$1,484,150	$1,908,183	$4,597,770	$5,594,415
Net income (loss) before non-controlling interest, income tax and net income from operating affiliates	$1,680	$(164,382)	$144,937	$448,097
Non-controlling interest in net loss of subsidiary	(7)	-	(47)	-
Income tax	3,616	47,843	65,614	129,750
Net loss (income) from operating affiliates	(23,027)	1,404,299	(30,366)	1,452,647

Net income (loss)	$21,098	$(1,616,524)	$109,736	$(1,134,300)
Preference share dividends	(32,500)	(32,500)	(74,626)	(65,000)
Gain on repurchase of Series C preference ordinary	-	-	211,816	-

Net (loss) income available to ordinary shareholders	$(11,402)	$(1,649,024)	$246,926	$(1,199,300)

SUMMARY CONSOLIDATED FINANCIAL DATA
(U.S. dollars in thousands, except per share amounts)

Balance Sheet Data:	As at September 30, 2009 (Unaudited)	As at December 31, 2008 (Note 1)

Total investments available for sale	$30,010,739	$27,464,510

Cash and cash equivalents	3,906,277	4,353,826

Investments in affiliates	1,193,917	1,552,789

Unpaid losses and loss expenses recoverable	3,827,343	3,997,722

Total assets	47,221,241	45,622,278

Unpaid losses and loss expenses	21,202,343	21,650,315

Deposit liabilities	2,442,800	2,710,987

Future policy benefit reserves	5,754,176	5,452,865

Unearned premiums	4,185,151	4,217,931

Notes payable and debt	2,452,373	3,189,734

Redeemable series C preference ordinary shares	182,673	500,000

Total shareholders’ equity	9,173,517	6,116,831

Diluted book value per ordinary share	$23.84	$15.46

Basic book value per ordinary share	$23.88	$15.46

Note 1:  Certain items have been reclassified to conform with the current period presentation.

XL CAPITAL LTD
RECONCILIATION

The following is a reconciliation of the Company’s (i) net income (loss) available to ordinary shareholders to operating income (loss) (Note 1) and (ii) annualized return on ordinary shareholders’ equity (based on operating income (loss)) to average ordinary shareholders’ equity for the three months ended September 30, 2009 and 2008.

(U.S. dollars in thousands except per share amounts)

	Three Months Ended September 30 (Unaudited)
	2009	2008
		(Note 3)
Net (loss) income available to ordinary shareholders	$(11,402)	$(1,649,024)

Net realized losses on investments, net of tax	310,815	286,421

Net realized and unrealized losses (gains) on investment derivatives, net of tax	3,762	56,334

Net realized and unrealized losses (gains) on credit and structured financial derivatives, net of tax	5,541	77

Net realized and unrealized (gains) losses on investments and derivatives of the Company's insurance company affiliates	(2,307)	(1,775)

Charge in respect of guarantees issued to subsidiaries of Syncora	-	1,415,732

Operating income (Note 1)	$306,409	$107,765

Per ordinary share results: (Note 2) Net (loss) income attributable to ordinary shareholders	$(0.03)	$(6.04)

Operating Income (Note 1)	$0.89	$0.39

Weighted average ordinary shares outstanding:
Basic	342,118,289	273,083,538
Diluted	342,620,454	273,083,538

Return on Ordinary Shareholders' Equity:
Average ordinary shareholders' equity	$7,321,000	$7,464,868

Operating income (Note 1)	$306,409	$107,765

Annualized operating income (Note 1)	$1,225,636	$431,060

Annualized Return on Ordinary Shareholders' Equity - Operating income (Note 1)	16.7%	5.8%

Note 1: Operating income is defined as net income (loss) available to ordinary shareholders excluding net realized gains and losses on investments, goodwill impairment charges, net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax for the Company and its share of these items for the Company's insurance company affiliates for the periods presented and charges in respect of guarantees relating to subsidiaries of Syncora, as well as the gain recognized on the repurchase of the Company's Series C preference ordinary shares. Operating income and annualized return on ordinary shareholders' equity based on operating income are non-GAAP measures. See comments on regulation G.

Note 2: Diluted weighted average number of ordinary shares outstanding are used to calculate per share data except where they are anti-dilutive to earnings per share or where there is a net loss. When they are anti-dilutive or when a net loss occurs, basic weighted average ordinary shares outstanding are utilized in the calculation of net loss per share and net operating loss per share.

Note 3: Certain amounts have been reclassified to conform with the current period presentation.

XL CAPITAL LTD
RECONCILIATION

The following is a reconciliation of the Company’s (i) net income (loss) available to ordinary shareholders to operating income (loss) (Note 1) and (ii) annualized return on ordinary shareholders’ equity (based on operating income (loss)) to average ordinary shareholders’ equity for the nine months ended September 30, 2009 and 2008.

(U.S. dollars in thousands except per share amounts)
	Nine Months Ended September 30 (Unaudited)
	2009	2008
		(Note 4)
Net income (loss) available to ordinary shareholders	$246,926	$(1,199,300)

Net realized losses on investments, net of tax	636,538	382,208

Net realized and unrealized losses (gains) on investment derivatives, net of tax	5,112	16,519

Net realized and unrealized losses (gains) on credit and structured financial derivatives, net of tax	7,055	135

Net realized and unrealized (gains) losses on investments and derivatives of the Company's insurance company affiliates	(2,316)	(2,511)

Gain on repurchase of Series C preference ordinary shares	(211,816)	-

Charge in respect of guarantees issued to subsidiaries of Syncora	-	1,453,786

Operating income (Note 1)	$681,499	$650,837

Per ordinary share results: (Notes 2 and 3) Net income (loss) attributable to ordinary shareholders	$0.73	$(5.70)

Operating Income (Note 1)	$2.00	$3.09

Weighted average ordinary shares outstanding: Basic	339,094,588	210,386,823
Diluted - Net income	339,348,679	210,386,823
Diluted - Operating income	342,371,381	210,386,823

Return on Ordinary Shareholders' Equity: Average ordinary shareholders' equity	$6,643,194	$8,054,343

Operating income (Note 1)	$681,499	$650,837

Annualized operating income (Note 1)	$908,665	$867,783

Annualized Return on Ordinary Shareholders' Equity - Operating income (Note 1)	13.7%	10.8%

Note 1: Operating income is defined as net in income (loss) available to ordinary shareholders excluding net realized gains and losses on credit, structured financial and investment derivatives, net of tax for the Company and its share of these items for the Company’s insurance company affiliates for the period presented and charges in respect of guarantees relating to subsidiaries of Syncora, as well as the gain recognized on the repurchase of the Company's Series C preference ordinary shares.  Operating income and annualized return on ordinary shareholders' equity based on operating income are non-GAAP measures. See comments on regulation G.

Note 2: Diluted weighted average number of ordinary shares outstanding are used to calculate per share data except where they are anti-dilutive to earnings per share or where there is a net loss. When they are anti-dilutive or when a net loss occurs, basic weighted average ordinary shares outstanding are utilized in the calculation of net loss per share and net operating loss per share.

Note 3: Diluted weighted average ordinary shares outstanding for year to date ended September 30, 2009 include the impact of the Company's 2005 Equity Security units ("ESU") on an "if converted" basis for the period January 1, 2009 to February 17, 2009 when they were converted into class A ordinary shares. Net income and Operating income per share for year to date ended September 30, 2009 have been adjusted to exclude $4,829 of ESU interest from January 1, 2009 to February 17, 2009.

Note 4: Certain amounts have been reclassified to conform with the current period presentation.

Comment on Regulation G

This press release contains the presentation of (i) operating income (loss), which is defined as net income (loss) excluding net realized gains and losses on investments, goodwill impairment charges, net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax, for the Company and its share of these items for the Company’s insurance company affiliates for the periods presented and charges in respect of guarantees relating to subsidiaries of Syncora, as well as the gain recognized on the repurchase of the Company’s Series C preference ordinary shares and (ii) annualized return on ordinary shareholders’ equity (based on operating income (loss)).  These items are “non-GAAP financial measures” as defined in Regulation G.  The reconciliation of such measures to the most directly comparable GAAP financial measures in accordance with Regulation G is included above.

XL presents its operations in the way it believes will be most meaningful and useful to investors, analysts, rating agencies and others who use XL’s financial information in evaluating XL’s performance.  This presentation includes the use of “operating income (loss)” and annualized return on ordinary shareholders' equity based on operating income (loss). Investment derivatives include all derivatives entered into by XL other than weather and energy and credit derivatives (discussed further below).

Although the investment of premiums to generate income (or loss) and realized capital gains (or losses) is an integral part of XL’s operations and the Company’s insurance company operating affiliates, the determination to realize capital gains (or losses) is independent of the underwriting process.  In addition, under applicable GAAP accounting requirements, losses can be created as the result of other than temporary declines in value and from goodwill impairment charges without actual realization.  In this regard, certain users of XL’s financial information, including certain rating agencies, evaluate earnings before tax and capital gains to understand the profitability of the recurring sources of income without the effects of these two variables. Furthermore, these users believe that, for many companies, the timing of the realization of capital gains and the recognition of goodwill impairment charges are largely opportunistic and are a function of economic and interest rate conditions.

In addition, with respect to credit derivatives, because XL and its insurance company operating affiliates generally hold financial guaranty contracts written in credit default derivative form to maturity, the net effects of the changes in fair value of these credit derivatives are excluded (similar with other companies’ treatment of such contracts) as the changes in fair value each quarter are not indicative of underlying business performance. Unlike these credit derivatives, XL’s weather and energy derivatives are actively traded (i.e., they are not held to maturity) and are, therefore, not excluded from net income as any gains or losses from this business are considered by management when evaluating and managing the underlying business.

Charges in respect of guarantees issued by XL Insurance (Bermuda) Ltd, in respect of subsidiaries of Syncora, as well as the gain recognized on the repurchase of the Company’s Series C preference ordinary shares, are excluded as these transactions were capital in nature and outside the scope of the Company’s underlying business.

In summary, XL evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income (loss), XL believes that showing operating income (loss) enables investors and other users of XL’s financial information to analyze XL’s performance in a manner similar to how management of XL analyzes performance. In this regard, XL believes that providing only a GAAP presentation of net income (loss) makes it much more difficult for users of XL’s financial information to evaluate XL’s underlying business. Also, as stated above, XL believes that the equity analysts and certain rating agencies that follow XL (and the insurance industry as a whole) exclude these items from their analyses for the same reasons and they request that XL provide this non-GAAP financial information on a regular basis.

Return on average ordinary shareholder’s equity (“ROE”) excluding net realized gains and losses on investments, goodwill impairment charges and net realized and unrealized gains and losses on credit and investment derivative instruments, net of tax, for the Company and its share of these items for Syncora and the Company’s other insurance company operating affiliates (the “Exclusions”), is a widely used measure of any company’s profitability. Annualized return on average ordinary shareholders’ equity (minus the Exclusions) is calculated by dividing annualized net income minus the Exclusions for any period by the average of the opening and closing ordinary shareholders’ equity. The Company establishes target ROEs (minus the Exclusions) for its total operations, segments and lines of business. If the Company’s ROE (minus the Exclusions) return targets are not met with respect to any line of business over time, the Company seeks to re-evaluate these lines. In addition, the Company’s compensation of its senior officers is dependant upon, among other things, the achievement of the Company’s performance goals to enhance shareholder value which include ROE (minus the Exclusions) and its P&C combined ratio.